Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated April 7, 2014

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The SandP 500([R]) Daily RC2 8% Excess Return Index

Performance Update - April 2014

OVERVIEW

The SandP 500([R]) Daily 8% RC2 Excess Return Index (the "Index" or "SandP 500
Daily RC2") is intended to provide investors with exposure to broad U.S equities with the potential for greater stability and lower overall risk when compared to the SandP 500([R]) Total Return Index.

Hypothetical and Actual Historical Performance (March 31, 2004 to March 31,
2014)[]

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Key Features of the Index

n    Exposure to the SandP 500[R] Total Return Index with the overlay of a risk control mechanism that targets an annualized volatility of 8% n Ability to dynamically allocate exposure between the SandP 500([R]) Total Return Index and US government bond futures

n    Exposure adjusted on a daily basis based on the historical volatilities and correlations between the SandP 500([R]) Total Return Index (the "Underlying
     Equity Index") and the SandP 10 Year Treasury Note Futures Index Total
     Return (the "Underlying Bond Index")

n    Potential for enhanced returns compared with the first generation Risk
     Control Indices via an allocation in US government bond futures

n Levels  published  daily by Standard
and Poor's on Bloomberg under the ticker SPX8UE2

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Hypothetical Index Volatility and Leverage September 30, 2004 to March 31,
2014)(2)

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Recent Index Performance

                     March 2014 February 2014 January 2014
-------------------- ---------- ------------- ------------
Historical Return(2)    0.38%       2.66%        -2.36%
-------------------- ---------- ------------- ------------

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and
Correlation -- March 31, 2014

                                                                                     Ten Year   Ten Year
                                One Year  Three Year Annualized     Five Year        Annualized Annualized      Ten Year
                                Return(1)        Return(1)      Annualized Return(1)  Return(1) Volatility(4) Sharpe Ratio(5)
 Correlation(4)
------------------------------- --------- --------------------- -------------------- ---------- ------------- ---------------
 --------------
SandP 500[R] RC2 8% Excess Return
Index                            10.2%            8.4%               11.0%             5.24%      8.07%          64.9%
 100.0%
------------------------------- --------- --------------------- -------------------- ---------- ------------- ---------------
 --------------
SandP 500[R] Index                 19.3%           12.2%               18.6%             5.21%     20.42%          25.5%
 78.7%

April 6, 2014